As filed with the Securities and Exchange Commission on June 27, 2005

Registration Statement No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HEALTHAXIS INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2214195
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7301 North State Highway 161
Suite 300
Irving, Texas 75039
(972) 443-5000
(Address, including zip code, and telephone number including area code, of registrant's principal executive offices)

James W. McLane
Chairman of the Board and Chief Executive Officer
7301 North State Highway 161
Suite 300
Irving, Texas 75039
(972) 443-5000
(Name and address, including zip code, and telephone number including area code, of agent for service)

Copies to:

John B. McKnight Locke Liddell & Sapp LLP 2200 Ross Avenue, Suite 2200 Dallas, Texas 75201-6776 (214) 740-8000	J. Brent Webb Healthaxis Inc. 7301 North State Highway 161 Suite 300 Irving, Texas 75039 (972) 443-5000

     Approximate date of commencement of proposed sale of securities to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, par value $0.10 per share	8,388,888	$1.875	$15,729,165	$1,852

(1)	Estimated solely for purposes of calculating the registration fee.
(2)	Pursuant to Rule 457(c) of the rules and regulations under the Securities Act of 1933, as amended, the registration fee is calculated based on the average of the high and low prices for Healthaxis’ common stock on The NASDAQ SmallCap Market on June 21, 2005.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JUNE 27, 2005

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND NEITHER WE NOR THE SELLING SECURITY HOLDERS ARE SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

8,388,888 Shares

HEALTHAXIS INC.

Common Stock (Par Value $0.10 Per Share)

     This prospectus relates to the offer and sale from time to time of up to an aggregate of 8,388,888 shares of our common stock for the account of our shareholders named in this prospectus. Of these shares of common stock, a total of up to 6,166,666 shares of common stock may be issued upon the exercise of certain warrants to purchase our common stock. While we may receive cash if and when the warrants are exercised, we will not receive any of the proceeds from the sale of the shares of common stock.

     The shares are being registered to permit the selling shareholders to sell the shares of common stock from time to time in the public market or through privately negotiated transactions or otherwise. The selling shareholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled “Plan of Distribution.”

     Our common stock is listed for trading on The NASDAQ SmallCap Market under the trading symbol “HAXS.” On June 23, 2005 the last reported sale price of our common stock on NASDAQ was $1.98 per share. The shares covered by this prospectus may be sold at market prices prevailing at the time of sale or at negotiated prices.

     You should read this entire prospectus, including the documents incorporated by reference, carefully before you invest.

     An investment in our common stock involves a high degree of risk. You should consider carefully the Risk Factors beginning on page 2 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2005.

Information Contained In This Prospectus

     You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling shareholders have authorized anyone to provide you with additional or different information. The selling shareholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and any prospectus supplement is accurate only as of the date on the front of the document and that information incorporated by reference in this prospectus or any prospectus supplement is accurate only as of the date of the document incorporated by reference. In this prospectus and any prospectus supplement, unless otherwise indicated, “Healthaxis,” “the Company,” “we,” “us” and “our” refer to Healthaxis Inc. and its subsidiaries and affiliates, and do not refer to the selling shareholders.

Special Note Concerning Forward-Looking Statements

     This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, beliefs, estimates and projections, as well as assumptions made by, and information currently available to, us. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements can generally be identified as such because the context of the statement may include words such as “expect,” “believe,” “anticipate” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. These statements are not guarantees of future performance, events or results and generally involve known and unknown risks, uncertainties and other facts that may cause our actual results, performance or achievements to be materially different from such forward-looking statements. The sections entitled “Risk Factors” beginning on page 2 of this prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our Annual Report and Quarterly Reports contain a discussion of some of the risks and other factors that could contribute to those differences. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors” and our consolidated financial statements incorporated by reference in this prospectus, before making an investment decision.

Healthaxis Inc.

     Healthaxis is a technology-enhanced provider of fully integrated solutions and services for health benefit administrators and health insurance claim processors. These solutions, which are comprised of software products and related business process services, are designed to assist health insurance payers and third party administrators provide enhanced services to members, employees, employers and providers at lower cost. These services are provided through the application of our flexible technology to legacy systems, either on a fully integrated or on an application service provider basis. These technology solutions are complemented by our business process outsourcing services, which are offered to our technology clients and on a stand-alone basis. Our business process outsourcing solutions include mailroom services and the automated capture, imaging, storage and retrieval of electronic claims, attachments, and related correspondence, in addition to rules-based claims pre-adjudication.

Recent Developments

     Following approval by the Company’s common shareholders, on May 13, 2005 the Company closed a financing transaction with Tak Investments, Inc. (“Tak Investments” or the “Investor”), a Delaware corporation owned by Mr. Sharad Tak. Under the terms and conditions of the Stock and Warrant Purchase Agreement with the Investor (the “Purchase Agreement”), the Company issued to the Investor 2,222,222 shares of common stock at a per share purchase price of $2.25 for an aggregate initial investment of $5.0 million. The Investor also received at the Closing three warrants (the “Warrants”). The first Warrant, which provides for an exercise price of $2.25 per share of common stock and a term of two years, permits the Company to call the exercise of up to 3,333,333 shares of common stock (for an aggregate of up to $7.5 million) under certain conditions, but only permits the Investor to exercise the Warrant for up to 2,222,222 shares of common stock (for an aggregate of $5.0 million). The Company’s ability to call the exercise of the first Warrant is subject to the satisfaction of certain conditions, including unanimous approval of such action by the Company’s Board of Directors (which requires the approval of the Investor’s designees to the Board, as referenced below). The Investor also received two additional warrants representing the right to purchase additional shares of common stock at prices of $2.70 and $3.15 per share. The number of shares of common stock subject to these two additional Warrants is dependent upon the amount ultimately invested under the first Warrant, but could total up to an additional 2,777,778 shares of common stock and could provide an additional cash investment in the Company of up to $8.1 million.

     In connection with the Closing, the Company and the Investor entered into a number of related agreements. Under the terms of an Investor Rights Agreement, the securities purchased by the Investor are subject to limited transfer restrictions, and the Investor has the right to approve certain fundamental corporate activities, the right to participate in other Healthaxis equity financings and, depending upon the size of the Company’s Board of Directors and the Investor’s continuing ownership position in the Company, the right to designate one to three nominees for election to the Company’s Board of Directors. The Company expects that the Investor will be electing to invoke its right to initially designate up to two additional members to the Board of Directors, at which point the Company will be obligated to expand its Board and add the Investor’s designees to the Board. The parties also entered into a Registration Rights Agreement under which the Company agrees to file a registration statement covering the resale of the shares of common stock purchased under the Purchase Agreement or through exercise of the Warrants. A total of 8,333,333 shares of common stock registered under the registration statement of which this prospectus forms a part are being registered pursuant to the Registration Rights Agreement.

     Simultaneously with the Closing, the Company also entered into a five year Remote Resourcing Agreement (the “Resourcing Agreement”) with Healthcare BPO Partners L.P., a company affiliated with the Investor and owned by Mr. Tak. Healthcare BPO Partners will provide India-based personnel and infrastructure that will be utilized by the Company to provide business process outsourcing services and other software development and technical support services to support the Company’s operations. The Indian operations, which will be dedicated for the Company’s exclusive use, will be managed by the Company and based in Jaipur, India. These new Indian operations will supplement the Company’s existing operations in Utah, Texas and Jamaica. Further information with respect to the transaction with the Investor was detailed in the Company’s Proxy Statement filed with the Securities and Exchange Commission on March 30, 2005.

Our Address

     Our principal executive offices are located at 7301 North State Highway 161, Suite 300, Irving, Texas 75039, and our telephone number at that address is (972) 443-5000. Our website is located at www.healthaxis.com. Information contained on our website is not part of this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all the other information contained and incorporated by reference in this prospectus before investing in our common stock. Additional risks not currently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Business Related Risks

Because we have a history of operating losses, it is difficult to evaluate our future prospects and to know when, if ever, Healthaxis will become profitable.

     Our recent history of operating losses makes it difficult to evaluate our future prospects and to know when, if ever, we will become profitable. Furthermore, our prospects should be considered in light of the risks, expenses and difficulties frequently encountered by companies in new, unproven, competitive and rapidly evolving markets. While our cost reduction initiatives over the last few years have brought costs more in line with our revenue base, there can be no assurances that our cash resources will prove adequate, or that we will become profitable. These uncertainties could negatively affect our business prospects and our stock price.

A small number of clients account for a substantial portion of our business, and the loss of any one of them could have an adverse impact on our business and financial condition.

     The business of a limited number of our clients represents a significant component of our continuing operations. For the year ended December 31, 2004, our four largest clients accounted for an aggregate of 63% of revenues. One of these customers, which accounted for 16% of the 2004 revenue total, was purchased by another third party administrator in 2002 and has indicated that it will be winding down its use of the Healthaxis system during 2005 and migrating the processing to a system used by its parent company. We believe that we will continue to provide certain services to this customer for 2005 and beyond; however, it is likely that the total revenue from this customer will decrease significantly during 2005.

Some of our client contracts contain a fixed-price component or minimal start-up fees, and because we sometimes incur costs in excess of our projections, we could experience decreased operating margins or increased operating losses.

     Some of our client contracts contain a fixed-price component, typically involving the implementation of the contract specifications. This fixed price component is generally a small percentage of the total contract value. A lengthy implementation period for a large project makes it more difficult to accurately estimate the costs that we will incur. We can incur costs in excess of our projections and, as a result, could experience lower margins than expected or could incur losses with respect to a specific project. The nature of our fixed-price arrangements could result in decreased operating margins or increased operating losses, and could adversely affect our financial condition and results of operations. In addition, the start-up fees we are able to collect on certain contracts are minimal and may not cover the cost of implementation.

Our competitors may be more successful in attracting customers, which could result in decreased sales, a loss of revenue and a decrease in the value of our common stock.

     We compete with a number of competitors in each of our product and market areas. We also compete with the internal information resources and systems of some of our prospective and existing clients. Our competitors could develop or offer solutions superior to those we offer. Some of our current and potential competitors are larger, better capitalized, have greater financial and operating resources and greater market share than we do. These competitors may be able to respond more quickly to changes in customer requirements or preferences. They may also be able to devote greater resources to claims processing services or to the development, promotion and sale of their products.

Errors in our application solutions or our data capture services could detract from the reliability and quality of our information systems, which, in turn, could result in decreased sales, liability for damage claims and a negative impact on our results of operations.

     In the course of client acceptance testing, Healthaxis historically has experienced few, if any, application solutions errors. However, application solutions may contain undetected errors. These errors may result in loss of data, or a reduction in the ability to process transactions on a timely basis, which could result in the loss of existing business and future business, as well as the loss of, or delay in, market acceptance of Healthaxis’ application solutions. We have attempted to limit contractually, and through insurance coverage, damages arising from negligent acts, errors, mistakes or omissions in our application solutions, or in rendering services such as data capture. However, these contractual protections could be unenforceable or insufficient to protect us from liability for damages in connection with the successful assertion of one or more large lawsuits.

Our future success significantly depends on the experience of our executive officers and key personnel, and the loss of their services could impair our ability to do business and otherwise negatively impact the price of our common stock.

     Our future success depends, in significant part, upon the continued services of our executive officers and key personnel. The loss of services of several of our executive officers or key employees could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will be able to retain our executive officers or key personnel. Mr. McLane’s duties as Chief Executive Officer will gradually decrease, at his initiative. The consummation of the transactions contemplated by the Purchase Agreement with the Investor (as described under “Recent Developments”) resulted in a “change in control” of Healthaxis for the purposes of the change in control employment agreements between the Company and certain executives, and the employment of these executives is now subject to the terms of such agreements, as amended.

Our reliance on third party vendors could place us at risk for increased expenses, failure to meet our contractual obligations, and/or lost clients.

     We rely in part upon third party vendors for the delivery of some of our products and services to our clients. We have alternatives in each case, but the alternatives could be expensive and time consuming to implement. If any of these vendors ceased providing the product or service on which we rely, our business could be interrupted until such time as we are able to replace the product or service and integrate it with our own product and service offering. Such interruptions could be in violation of our service level commitments to our customers. The key third party vendors on which we rely include:

  Advanced Business Fulfillment – which prints and mails the majority of output from our claims system, namely beneficiary checks, explanation of benefits and letters.

  Gentran – which supplies software that supports our ability to receive and transmit transactions and files electronically.

  IBM – which provides our data center facilities as well as critical hardware and operating system components used by our systems.

  IHMA – which provides data mining and enhanced reporting functionality that is used by certain of our customers.

  Ingenix – which provides usual and customary databases that are integrated with our Insur-Claims system and used by our customers for determining the reasonableness of a healthcare provider’s fees.

  IntelliClaim –which provides certain clinical logic and claims editing functionality used by our customers in the processing of health insurance claims.

  MCI, Netlojix and AT&T– which provide telecommunication lines and Internet gateways through which we connect to our clients.

  Healthcare BPO Partners L.P. – which provides India based claims data capture and technical services that we use to support various software and services we provide to our clients.

If we are unable to protect our proprietary technology, our competitors could use our proprietary technology to compete against us, which could negatively impact our revenues and otherwise result in our engaging in costly litigation.

     Our success depends to a limited degree on our ability to protect the proprietary and confidential aspects of our solutions and the tradenames associated with them. Our solutions are not patented, and existing copyright laws offer only limited practical protection. The legal protections afforded to us, or the precautions we take, may be inadequate to prevent misappropriation of our technology or the tradenames associated with our solutions. Any infringement or misappropriation of our proprietary solutions or the related tradenames could have the effect of allowing competitors to use our proprietary information to compete against us, or result in costly litigation in order to protect our rights. In addition, these limited protections do not prevent independent third-party development of functionally equivalent or superior technologies, products, or services.

We may be subject to intellectual property infringement claims that could result in costly litigation and losses or decreased revenues.

     Although we have no reason to believe at this time that we are subject to any intellectual property infringement claims, as competing healthcare information systems increase in complexity and overall capabilities, and the functionality of these systems further overlap, we could be subject to claims that our technology infringes on the proprietary rights of third parties. These claims, even if without merit, could subject us to costly litigation and could command the time and attention of our technical, legal, and management teams to defend. Further, if a court determined that we infringed on the intellectual property rights of a third party, we could be required to:

  Develop non-infringing technology or tradenames;

  Obtain a license to the intellectual property;

  Stop selling the applications or using names that contain the infringing intellectual property, or pay substantial damage awards.

     If we cannot develop non-infringing technology or tradenames, or obtain a license on commercially reasonable terms, any of the above listed potential court-ordered requirements could adversely impact our operations and revenues.

Our failure to meet performance standards described in our service agreements could result in the termination of those agreements, the loss of other business and the imposition of penalties, any of which, in turn, could lead to decreased revenues and larger losses.

     Many of our service agreements contain performance standards. Although we are unaware of any circumstances of non-performance, Healthaxis could fail to meet some contractual performance standards related to turnaround times, availability, and quality standards set forth in its service agreements. Our failure to meet these standards could result in the eventual termination of these agreements, as well as financial penalties from current clients and decreased sales to potential clients. These penalties range from less than 1% to a maximum of 50% of the aggregate amount payable under these agreements. If we are unable to maintain performance standards, we could experience decreased sales, decreased revenues, and continued losses.

Our Jamaican operations could subject us to additional risks, including problems enforcing legal rights, expropriation, political or social instability, labor difficulties and tropical storms. If we encounter any of these problems in Jamaica, it is possible that our operations would be disrupted, that we would incur higher expenses and that we could fail to meet our contractual obligations owed to customers and other third parties.

     We conduct imaging and data capture operations related to the conversion of insurance claims information to electronic form in Jamaica through an indirect subsidiary. For the year ended December 31, 2004, we earned 13% of our total revenues from our Jamaican operations. There is less government regulation in Jamaica than in the United States, and there may be more difficulty in enforcing Jamaican legal rights. Additionally, there is the possibility, although remote, of expropriation or confiscatory taxation, limitations on the removal of property or other assets, political or social instability, labor difficulties, or diplomatic developments that could affect our Jamaican operations and assets. While these factors have not to date had a material adverse impact on our business, and we now have established back-up capabilities in India, if an adverse event occurred, it could disrupt our business operations, temporarily jeopardizing our ability to meet our contractual obligations and lead to higher expenses.

The proximity of our Jamaican operation to the ocean-front could expose our facility to damage from a tropical storm or other natural catastrophe. While we maintain insurance coverage on the facility and have also established back-up and business continuity plans, we could experience downtime and could incur additional expenses related to relocation or repair of the facility, should this occur.

     Currently, our Jamaican subsidiary is able to take advantage of the Jamaican labor market, which provides competent and inexpensive labor. As of December 31, 2004, our Jamaican subsidiary had approximately 96 employees. If the risks or problems posed by conducting operations in Jamaica require significant financial or managerial resources, or we are forced to relocate these operations on-shore or elsewhere off shore, our costs to reestablish these services could increase.

Our current and prospective customers may become reluctant to allow us to perform processing and other services in our Jamaican facility or in India through our affiliated relationship with Healthcare BPO Partners, thereby forcing us to relocate these services on-shore, which could increase our costs.

     We conduct imaging and data capture operations related to the conversion of insurance claims information to electronic form in Jamaica through an indirect subsidiary and in India through our affiliated relationship with Healthcare BPO Partners. We also conduct certain technical development and support functions in India through our relationship with Healthcare BPO Partners. There is some debate regarding the offshore outsourcing of jobs that could be performed in the United States. Certain of our customers or prospective customers could become reluctant to allow their processing or other technical or support services to be performed in our Jamaican or our Indian facilities. In the event that a customer indicates any such reluctance, we could lose sales or be forced to relocate these operations on-shore, in which case our costs to provide these services could increase.

Acquisitions, which are part of our long-term business strategy, involve inherent risks that could compromise the success of our business and dilute the holdings of current shareholders.

     As part of our long-term business strategy, we intend to consider and potentially pursue acquisitions of similar or complementary businesses to capitalize on the rapidly growing and fragmented health insurance claims services outsourcing market and to create a business process services company of breadth and scale. If we are not correct when we assess the value, strengths, weaknesses, liabilities and potential profitability of acquisition candidates, or if we are not successful in integrating the operations of the acquired businesses, the success of the combined business could be compromised. Any future acquisitions, even after extensive due diligence, can be accompanied by risks commonly associated with acquisitions. These risks include, among others, potential exposure to unknown liabilities of acquired companies and to acquisition costs and expenses; the difficulty and expense of integrating the operations and personnel of the acquired companies; the potential disruption to the business of the combined company and potential diversion of management’s time and attention; the impairment of relationships with and the possible loss of key employees and clients as a result of potential changes in management; potential future write-downs related to goodwill impairment in connection with acquisitions; and dilution to the shareholders of the combined company if the acquisition is financed partially or wholly with Healthaxis stock. In addition, asset classes, technologies or businesses of acquired companies may not be effectively assimilated into our business or have a positive effect on the combined company’s revenues or earnings. The combined company may also incur significant expense to complete acquisitions and to support the acquired asset classes and businesses, although this will be taken into account in the pursuit of each acquisition. Further, any such acquisitions may be funded with cash, debt or equity, or we may seek financing for other purposes, any of which could have the effect of diluting the holdings or limiting the rights of shareholders. Depending upon the nature and structure of such acquisitions and financings, our shareholders may or may not be required to approve such acquisitions and financings. In some limited circumstances, our preferred shareholders would have the right to vote separately as a class on some mergers and consolidations that we may desire to pursue. Finally, we may not be successful in identifying attractive acquisition candidates.

In order to achieve and maintain compliance with new regulations, such as the Sarbanes-Oxley Act of 2002 and the corporate governance rules of The Nasdaq Stock Market, we are required to expend financial and managerial resources that increase our expense.

     Accounting and reporting improprieties by public companies have resulted in increased legislation and regulation. The most prominent legislation to date is the Sarbanes-Oxley Act of 2002, which, among other things, places additional requirements on companies for the creation, documentation, testing and reporting of internal controls and processes. We will need to expend additional financial and managerial resources in order to comply with this legislation, as well as the enhanced corporate governance rules of The Nasdaq Stock Market.

If we fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial results or prevent fraud. As a result, investors may lose confidence in our financial reporting.

     The Sarbanes-Oxley Act of 2002 requires that we report annually on the effectiveness of our internal controls over financial reporting. Among other things, we must perform systems and processes evaluation and testing. We must also conduct an assessment of our internal controls to allow management to report on, and our independent registered public accounting firm to attest to, our assessment of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. We are required to comply with the Act by the end of year 2006 and to issue the reports in the first quarter 2007. In the future, our continued assessment, or the subsequent assessment by our independent registered public accounting firm, could reveal significant deficiencies or material weaknesses in our internal controls, which may need to be disclosed in future Annual Reports on Form 10-K. We believe, at the current time, that we are taking all appropriate steps to mitigate these risks. However, potential disclosures of this type could cause investors to lose confidence in our financial reporting and may negatively affect the price of our common stock. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our internal controls over financial reporting, it may negatively impact our business and operations.

Internet and Health Insurance Industry Related Risks

The substantial time required for us to convert a business opportunity into revenue could reduce our potential near term growth rate.

     Like other companies in the health information technology industry and business process outsourcing industry, it takes us a substantial amount of time to bid for the business of a new client, win the business of a new client, and, finally, convert that business into revenue. These time lags mean that even if we are successful in winning new client business, we may not benefit from the revenues derived from that business for several months. This lag in revenue realization may dampen our near-term potential growth rates.

When we provide web-based solutions, we are exposed to potential Internet access problems, which could adversely affect some of our software hosting services and negatively impact our operating results.

     Some of our solutions rely on Internet access and are, therefore, subject to a number of risks, including risks associated with disruptions, delays or losses due to technical difficulties, natural causes, viruses or security breaches. These problems could adversely affect the success of some of our software hosting services because our ability to deliver these services to clients is dependent on the use of the Internet as a medium of effective communication. If we were to encounter these problems, we could lose revenues from clients or potential clients and could also incur additional costs, which would negatively impact our operating results.

Changes in the regulation or taxation of the Internet could depress our revenues and increase our operating expenses.

     The Internet is subject to the risk of changing government regulation. A number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. In particular, we could be subject to the governmental adoption of regulations that charge Internet access fees or impose taxes on subscriptions. Laws or regulations may also be adopted relating to liability for information retrieved from or transmitted over the Internet, on line content regulation, user privacy and the quality of products and services. New legal requirements or interpretations applicable to the Internet could depress our revenues through limitations on the use of the Internet for our solutions or prohibitions on the sale of a particular solution, increase our cost of doing business, or otherwise have a material adverse effect on our business.

In order to maintain compliance with applicable insurance regulations, we may need to expend financial and managerial resources that could increase our expenses.

     The health insurance industry is highly regulated and the regulations that govern our clients in this industry are subject to change. Changes in these regulations could require us to expend additional financial and managerial resources to revise our products and services in order to comply with changes in the regulations.

If our software is not in compliance with HIPAA, then we could lose business; and if our internal operations are not HIPAA-compliant, then we could face possible liability claims.

     We believe that we have met the HIPAA requirements currently in effect that are applicable to our internal operations and our clients. However, if we are unable to deliver applications solutions that achieve or maintain compliance with the applicable HIPAA rules in effect, or as they may be modified or implemented in the future, then clients could move business to other applications solutions providers whose systems are, or will be, HIPAA-compliant. As a result, our business could suffer. If our internal operations are not HIPAA-compliant, then we could also face contractual or potential other liability to the extent our business associate and other obligations require compliance. Certain states may also impose direct liability in the form of civil penalties for our failure to be HIPAA-compliant. In the event that we lose business to competitors, or are required to pay amounts as a result of contractual or other liability claims, the market price of our common stock could decline.

The insolvency of our customers, or the inability of our customers to pay for our services, could adversely affect our revenues and, hence, our results of operations.

     Health insurance payer organizations are often required to maintain restricted cash reserves and satisfy strict balance sheet ratios promulgated by state regulatory agencies. Although this has not been a problem in the past, if insurance payer organizations are unable to pay for our services because of their need to maintain cash reserves or failure to maintain balance sheet ratios or solvency, our ability to collect fees for services rendered would be impaired, and our results of operations could be adversely affected.

The consolidation of health insurance payer organizations and benefits administrators could decrease the number or the size of our existing and potential customers, which could depress our revenue prospects.

     There has been, and continues to be, acquisition and consolidation activity between insurance payer organizations and benefits administrators. Mergers or consolidations of payer organizations and / or benefits administrators in the future could decrease the number or the size of our existing and potential customers. A smaller market for our products and services could depress our revenue prospects.

Changes in government regulation of the healthcare industry could increase our expenses and otherwise adversely affect our clients’ businesses, which could, in turn, adversely affect our business.

     During the past several years, the healthcare industry has been subject to increasing levels of government regulation of, among other things, reimbursement rates and some capital expenditures. In addition, proposals to reform the healthcare system have been considered by Congress. These proposals, if enacted, may further increase government involvement in healthcare, lower reimbursement rates and otherwise adversely affect the healthcare industry, which could adversely impact our clients’ business which could, in turn, adversely affect our business. The impact of regulatory developments in the healthcare industry is followed closely by us and by our retained legal counsel. However regulatory changes are complex and difficult to predict, and our business could be adversely affected by existing or new healthcare regulatory requirements or interpretations.

     In addition, laws governing healthcare payers and benefits administrators are often not uniform among states. This could require us to undertake the expense and difficulty of tailoring our products and services in order for our customers to be in compliance with applicable newly enacted state and local laws and regulations, which could increase our cost of doing business.

Capital Structure and Trading Market Risks

The recently consummated transactions with Tak Investments subject our common shareholders to certain risks.

     Tak Investments will be able to exert substantial influence over, or actually control (depending upon the number of warrants exercised by Tak Investments and the number of shares of preferred stock converted or options and warrants exercised by other holders), the outcome of common shareholder votes. Furthermore, as long as Tak Investments maintains the required level of stock ownership specified in the Investor Rights Agreement entered into by the Company and Tak Investments, Tak Investments will have the right to nominate between one and three members to the Company’s Board of Directors, and will therefore be able to exert significant influence over the Company’s business. Simultaneously with the financing transactions, the Company has also entered into a five-year Remote Resourcing Agreement with Healthcare BPO Partners L.P., a company affiliated with Tak Investments and owned by Mr. Sharad Tak. Healthcare BPO Partners will provide India-based personnel and infrastructure that will be utilized by the Company to provide business process outsourcing services and other software development and technical support services to support the Company’s operations. Although the Company will directly manage these operations in accordance with its policies and procedures, these India-based operations will be subject to the risks of non-US operations, similar to those faced by the Company’s Jamaica operations.

The registration of the resale of a substantial number of shares of our common stock by Tak Investments and by the holders of our Preferred Stock entails some risks, including the fact that the sale of shares of our common stock in the public market, or the possibility of these sales, could depress or lower our stock price.

     We currently have effective registration statements on file with the Securities and Exchange Commission providing for the registration of the resale of a substantial number of our shares of common stock, and are registering substantial additional shares pursuant to the registration statement of which this prospectus is a part. The aggregate number of shares of our common stock that are currently, and likely in the future, registered for resale will significantly exceed the number of shares of our common stock that are not so registered. Although some restrictions currently apply to the resale in the public market of such shares, a significant number of shares are and will be fully eligible for resale in the public market. The sale of such shares in the public market, or the perception that such sales may occur, could depress or lower our stock price.

The shares of common stock and warrants to purchase shares of common stock currently held by Tak Investments and the shares of preferred stock held by our preferred shareholders could enable either group to significantly influence or control the outcome of shareholder votes and otherwise pursue control transactions involving us.

     Tak Investments currently owns 2,222,222 of our outstanding shares of common stock, representing 37.1% of the Company’s outstanding voting shares of common stock as of May 27, 2005, and beneficially owns 8,333,333, or 47.8% of the Company’s fully diluted shares of common stock. Further, if the Warrants held by Tak Investments are fully exercised for the maximum number of shares of common stock provided thereunder, but no other common equivalents are exercised or converted into shares of common stock, Tak Investments would own 68.9% of the Company’s outstanding shares of common stock. Based upon Tak Investments’ ownership block, it will be able to exert substantial influence over, or actually control, the outcome of subsequent Common Shareholder votes. In addition, although our preferred shareholders currently have very limited voting rights, if they convert their shares of preferred stock into shares of common stock, or exercise the warrants that they hold for shares of our common stock, those shares of common stock will have voting rights identical to our currently outstanding shares of common stock. There are some limited restrictions on the ability of the preferred shareholders to convert their shares of preferred stock into shares of common stock, but if our preferred shareholders convert all of their shares of preferred stock, and exercise all of their warrants, our preferred shareholders would collectively hold approximately 39.1% of our outstanding common stock (based on the number of our outstanding shares of common stock as of May 27, 2005 and assuming no conversion of any outstanding options, warrants or other common equivalents and not taking into account the shares of common stock that may be issuable to Tak Investments upon exercise of its Warrants). Considering the preceding assumptions, this ownership block of the preferred shareholders could result in their being able to significantly influence the outcome of all common shareholder votes, should the preferred shareholders vote in the same manner. Further, certain of our preferred shareholders hold a sufficiently large number of shares of preferred stock and warrants that, in the event of their conversion and exercise they could, acting alone, have some influence over the outcome of matters submitted to our common shareholders.

     The Pennsylvania Business Corporation Law (or PBCL) contains provisions designed to protect the company and its shareholders from certain takeover transactions. Specifically, sections of the PBCL prohibit a person that acquires beneficial ownership of 20% or more of the voting power of a publicly held Pennsylvania corporation (such as Healthaxis), a so-called “interested shareholder,” from engaging in a business combination transaction with such a corporation, except in certain circumstances. A purpose of the statute is to prevent coercive second step transactions at an inadequate price to the other shareholders of the corporation. However, because our board of directors approved the transaction that we entered into with Tak Investments on May 13, 2005, and also the transaction with our preferred shareholders on June 30, 2004, the PBCL business combination statute will not prohibit a business transaction between us and Tak Investments or certain of the preferred shareholders. No such transaction has been proposed to date, however Tak Investments or our preferred shareholders could initiate a takeover transaction involving us, and we would not be able to use the PBCL business combination statute to prevent such a transaction. Further, we have agreed with the preferred shareholders that we will not, for a period of time, establish a shareholder rights plan, “poison pill” or similar anti-takeover arrangements.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the Commission at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

     Please call the Commission at 1-800-SEC-0330 for further information about the public reference facilities. This material may also be obtained from the Commission's worldwide web site at http://www.sec.gov. The address of the Commission's Internet site is provided solely for the information of prospective investors and is not intended to be an active link. Our outstanding common stock is listed on The Nasdaq SmallCap Market under the symbol “HAXS.”

     We have filed a registration statement, of which this prospectus is a part, covering the common stock offered hereby. As allowed by Commission rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF INFORMATION WE FILE WITH THE COMMISSION

     The Commission allows us to “incorporate by reference” some information we file with it into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We incorporate by reference the documents listed below and future filings we will make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering of these shares is terminated:

  our quarterly report on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission on May 16, 2005;

  our annual report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 31, 2005;

  our current reports on Form 8-K filed with the Commission on February 23, 2005, May 17, 2005, and May 18, 2005; and

  the description of our common stock contained in our current report on Form 8-K filed with the Commission on January 30, 2001.

     Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

     You may obtain copies of all documents which are incorporated in this prospectus by reference (other than the exhibits to such documents which are not specifically incorporated by reference therein) without charge upon written or oral request to J. Brent Webb, Healthaxis Inc., 7301 North State Highway 161, Suite 300, Irving, Texas 75039, (972) 443-5000.

USE OF PROCEEDS

     The selling shareholders will receive all of the proceeds from the sale of the shares of our common stock offered under this prospectus and we will not receive any proceeds from the sale of those shares. We may, however, receive cash if and when warrants relating to some of the shares of our common stock offered under this prospectus are exercised.

SELLING SHAREHOLDERS

     This prospectus relates to the sale of up to 8,388,888 shares of our common stock for the selling shareholders named in the table below. A total of up to 6,166,666 of shares of the common stock is issuable to the selling shareholders upon the exercise of warrants to purchase our common stock. We are registering the shares in order to permit the selling shareholders to offer these shares for resale from time to time.

     The information provided below with respect to the selling shareholders has been obtained from the selling shareholders and is current as of May 27, 2005.

     Because the selling shareholders may sell none, all or some portion of the shares of common stock owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling shareholders after this offering. In addition, the selling shareholders may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which the selling shareholders provided the information regarding the shares of common stock owned by them, all or a portion of the shares of common stock owned by them in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

Name of Selling Shareholder	Shares of Common Stock Owned Before the Offering (1)	Shares of Common Stock Offered(2)	Shares of Common Stock Owned After the Offering (3)	Percentage of Common Stock Owned After the Offering (3)

Sharad K. Tak	8,333,333	8,333,333	0	*
c/o Tak Investments, Inc.
400 Professional Drive,
Suite 420
Gaithersburg, MD 20879
Kevin R. Green	32,944	24,444	8,500	*
David A. Henderson	32,944	24,444	8,500	*
Scott Tudor	9,667	6,667	3,000	*

* Less than 1%.
(1)	Sharad Tak’s number of shares includes warrants to purchase 3,333,334 shares of common stock exercisable within 60 days, and warrants to purchase up to 2,777,777 additional shares of common stock that are contingent on the Company compelling the exercise thereof or the exercise by Tak Investments of other warrants. Note that Sharad Tak is not currently deemed to be the beneficial owner of all of the shares of common stock for which his Warrants may be exercised, because the Warrants cannot be exercised in full within 60 days, without other conditions set forth in the Warrants being met. The number of shares for the other selling shareholders represents the number of shares of common stock that would be obtained by them if they exercised in full warrants granted to them. These warrants were originally granted to TripleTree, LLC as partial compensation for financial advisory services performed with respect to the 2004 Preferred Stock Modification Transaction and the investment by Tak Investments, which were subsequently transferred to the named individuals.

(2)	We are registering the shares of common stock already issued to Tak Investments, and those issuable upon the exercise of the Warrants granted to Tak Investments.

(3)	We have determined the number and percentage of shares of common stock owned after the offering by assuming that each of the selling shareholders will sell all of its shares being offered pursuant to this prospectus. In fact, the selling shareholders may sell none, all or some portion of their holdings.

     Set forth below is information regarding the respective selling shareholders' positions, offices or other material relationships with us within the past three years.

     On February 23, 2005, we signed a Stock and Warrant Purchase Agreement with Tak Investments. The transactions contemplated by the agreement were closed on May 13, 2005, subsequent to our common shareholders’ approval thereof. Please see “Summary – Recent Developments” for a description of the transaction and related agreements.

     The shares of common stock offered by Messrs. Green, Henderson and Tudor may be issued under warrants originally granted to TripleTree, LLC in May 2005 as partial compensation for financial advisory services provided to us with respect to the transaction with Tak Investments. These warrants have been transferred by TripleTree to the named individuals. In addition, Messrs. Green, Henderson and Tudor also own warrants originally granted to TripleTree, LLC in June 2004 as partial compensation for financial advisory services provided to us with respect to the modification of the Preferred Stock. The original term of our engagement of TripleTree, LLC to provide financial advisory services in connection with possible acquisitions and financings has expired and was not renewed or extended.

PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of the selling shareholders. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by our company, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock, which will be borne by the selling shareholders. We have also agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Sales of shares of common stock may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) on Nasdaq, in the over-the-counter market, in privately negotiated transactions, through put or call options transactions relating to the shares of common stock, through short sales of shares of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices, and by using any other method permitted pursuant to applicable law. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares of common stock by the selling shareholders.

     The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares of common stock or of securities convertible into or exchangeable for the shares of common stock in the course of hedging positions they assume with the selling shareholders. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the shares of common stock offered by this prospectus, which the broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

     The selling shareholders may make these transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling shareholders and/or the purchasers of shares of common stock for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling shareholders may from time to time pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 modifying the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

     The selling shareholders and any broker-dealers that act in connection with the sale of shares of common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker-dealers or any profit on the resale of the shares of common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

     The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     Because the selling shareholders may be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders may be subject to the prospectus delivery requirements of the Securities Act. Our company has informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market. In addition, our company has made copies of this prospectus available to the selling shareholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

     The selling shareholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of Rule 144.

     Upon our company being notified by a selling shareholder that a material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

  the name of each selling shareholder and of the participating broker-dealer(s);

  the number of shares of common stock involved;

  the initial price at which shares of common stock were sold;

  the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

  that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  other facts material to the transactions.

     In addition, upon our company being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed.

LEGAL MATTERS

     Locke Liddell & Sapp LLP, Dallas, Texas, has passed upon the validity of the common stock offered under this prospectus.

EXPERTS

     The consolidated financial statements of Healthaxis Inc. appearing in Healthaxis Inc.'s Annual Report (Form 10-K) as of and for the year ended December 31, 2004, have been audited by McGladrey & Pullen, LLP, independent registered public accounting firm, and as of December 31, 2003 and for each of the two years in the period ended December 31, 2003, by Ernst &Young LLP, independent registered public accounting firm, as set forth in their respective reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The fees and expenses to be paid by us in connection with the offer of the securities being registered hereby are estimated as follows:

Registration fee	$1,852
Legal fees and expenses	15,000	*
Accounting fees and expenses	13,000	*
Miscellaneous	2,000	*

Total	$31,852

* Estimated

Item 15. Indemnification of Directors and Officers.

     Healthaxis is incorporated under the laws of the Commonwealth of Pennsylvania. Section 1741 of the Pennsylvania Business Corporation Law (“PBCL”) empowers a Pennsylvania corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 1742 of the PBCL empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation or enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that indemnification will not be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless there is a judicial determination that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Section 1743 of the PBCL provides that to the extent that a representative of a corporation has been successful on the merits or otherwise in defense of any action or proceeding, or in defense of any claim, issue or matter in such action or proceeding, he or she will be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with such action or proceeding.

     Section 1745 of the PBCL provides that expenses, including attorneys’ fees, incurred in defending an action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding on receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

     Section 1746 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of the PBCL will not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. However, Section 1746 also provides that such indemnification will not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Healthaxis provides for indemnification of its directors and officers pursuant to Article 14 of its Amended and Restated Articles of Incorporation and Article IV of its Bylaws. Article 14 of Healthaxis' Amended and Restated Articles of Incorporation and Article IV of Healthaxis' Bylaws provide in effect that, unless prohibited by applicable law, Healthaxis will indemnify directors and officers against all expenses, including attorney's fees, judgments, fines and amounts paid in settlement incurred in connection with any actions or proceedings, subject to some limitations in the case of actions by directors and officers against Healthaxis. Under Article IV, Healthaxis will also advance amounts to any director or officer during the pendency of any actions or proceedings against expenses incurred in connection with the actions or proceedings, provided that, if required by law, Healthaxis receives an undertaking to repay the amount advanced if it is ultimately determined that the person is not entitled to be indemnified under Article IV. The indemnification provided for in Article IV is in addition to any rights to which any director or officer may otherwise be entitled. Article IV of Healthaxis' Bylaws also provides that the right of a director or officer to indemnification and advancement of expenses will continue for a person who has ceased to be a director or officer of the Company, and inure to the benefit of the person’s heirs, executors and administrators.

     As authorized by Article 14 of its Amended and Restated Articles of Incorporation, Healthaxis has purchased directors' and officers' liability insurance policies indemnifying its directors and officers and the directors and officers of its subsidiaries against claims and liabilities, with stated exceptions, to which they may become subject by reason of their positions with Healthaxis or its subsidiaries as directors and officers.

SEC Position on Indemnification

     As stated above, under our articles of incorporation, our directors and officers are indemnified against some causes of action. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant, the registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 19, 2003).

4.2	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 30, 2001).

4.3	Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 19, 2003).

4.4	Investor Rights Agreement dated as of May 13, 2005 between Healthaxis Inc. and Tak Investments, Inc. (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on May 17, 2005).

4.5	Registration Rights Agreement dated as of May 13, 2005 between Healthaxis Inc. and Tak Investments, Inc. (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on May 17, 2005).

*5.1	Opinion of Locke Liddell & Sapp LLP.

*23.1	Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1).

*23.2	Consent of McGladrey & Pullen LLP, Independent Auditors.

*23.3	Consent of Ernst & Young LLP, Independent Auditors.

*24.1	Power of Attorney (included on second signature page to this Registration Statement).

* Filed herewith.

Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the effective Registration Statement;

provided, however, that subparagraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on June 27, 2005.

HEALTHAXIS INC.

By:	/s/ James W. McLane

James W. McLane
Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James W. McLane and John M. Carradine and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capabilities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ James W. McLane James W. McLane	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 27, 2005

/s/ Jimmy D. Taylor Jimmy D. Taylor	Chief Financial Officer (Principal Financial and Accounting Officer)	June 27, 2005

/s/ Michael Ashker Michael Ashker	Director	June 27, 2005

/s/James J. Byrne James J. Byrne	Director	June 27, 2005

/s/ Thomas L. Cunningham Thomas L. Cunningham	Director	June 27, 2005

/s/ Adam J. Gutstein Adam J. Gutstein	Director	June 27, 2005

/s/ Kevin F. Hickey Kevin F. Hickey	Director	June 27, 2005

EXHIBIT INDEX

4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 19, 2003).

4.2	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 30, 2001).

4.3	Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 19, 2003).

4.4	Investor Rights Agreement dated as of May 13, 2005 between Healthaxis Inc. and Tak Investments, Inc. (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on May 17, 2005).

4.5	Registration Rights Agreement dated as of May 13, 2005 between Healthaxis Inc. and Tak Investments, Inc. (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on May 17, 2005).

*5.1	Opinion of Locke Liddell & Sapp LLP.

*23.1	Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1).

*23.2	Consent of McGladrey & Pullen, LLP, Independent Auditors.

*23.3	Consent of Ernst & Young LLP, Independent Auditors.

*24.1	Power of Attorney (included on second signature page to this Registration Statement).

* Filed herewith.